Exhibit 99.1

CONTACTS:
Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.856.0363	Financial Officer
		412.856.0363

RELEASE DATE: October 25, 2018

STANDARD AVB FINANCIAL CORP. ANNOUNCES THIRD QUARTER EARNINGS

AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – October 25, 2018 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank PaSB, announced earnings for the quarter ended September 30, 2018 of $2.4 million, or $0.51 per basic share, compared to $1.9 million, or $0.42 per basic share, for the quarter ended September 30, 2017. The Company’s annualized return on average assets and average equity were 0.97% and 6.99%, respectively, for the quarter ended September 30, 2018 compared to 0.78% and 5.79%, respectively, for the quarter ended September 30, 2017.

For the nine months ended September 30, 2018, net income was $7.0 million, or $1.52 per basic share compared to $2.9 million, or $0.75 per basic share for the nine months ended September 30, 2017. The results for the nine months ended September 30, 2017 included merger-related expenses of $3.1 million ($2.1 million after tax). Excluding the after-tax impact of merger-related expenses, earnings for that period would have been $5.0 million, or $1.30 per share. The Company’s annualized return on average assets and average equity were 0.96% and 7.02%, respectively, for the nine months ended September 30, 2018 compared to 0.48% and 3.45%, respectively, (0.82% and 5.93%, respectively, excluding the merger-related expenses) for the nine months ended September 30, 2017.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of November 5, 2018 and will be paid on November 19, 2018.

Timothy K. Zimmerman, CEO, stated, “Overall, we are pleased with the quarterly results despite a difficult operating environment. The results reflect the impact of rising general market interest rates on the interest rate margin. Deposit costs were the most significant factor increasing the cost of funds. Beyond that, intense competition for quality loan relationships has limited the ability to increase loan pricing to offset the higher cost of funds. Asset quality and a strong efficiency ratio were two bright spots in the operational results. We are continuing a bank-wide focus on streamlining operations and building broad based customer relationships.”

Total assets at September 30, 2018 increased 1.03% to $982.7 million, from $972.6 million at December 31, 2017. Net loans receivable at September 30, 2018 were $727.9 million, a decrease of 2.6%, compared to $747.0 million at December 31, 2017. The decrease in loans receivable was the result of loan payoffs exceeding loan production during the period.

Total deposits at September 30, 2018 increased 4.4% to $725.4 million from $694.8 million at December 31, 2017. Borrowed funds decreased 15.7% to $117.2 million from $138.9 million. The increase in deposits resulted from increases in time deposits as well as demand and savings accounts. The decrease in borrowed funds was primarily due to the repayment of maturing long term advances and pay downs on both amortizing long term advances and the overnight borrowing line. These decreases were partially offset by new long term advances entered into during the period.

Stockholders’ equity of $135.3 million at September 30, 2018 increased 1.0% from $134.0 million at December 31, 2017. The increase is the result of net income earned during the period offset by dividends paid and a decrease in accumulated other comprehensive income resulting from fair value adjustments on available for sale securities.

All comparisons to nine months ended September 30, 2017 that follow are to Standard Financial Corp. only through April 7, 2017 and to Standard AVB Financial Corp., which includes the acquisition of Allegheny Valley Bancorp Inc., subsequent to that date.

Net interest income was $7.3 million for the three months ended September 30, 2018 compared to $7.6 million for the three months ended September 30, 2017. The decrease was primarily due to an increase in both the average balance and the cost of interest-bearing deposits. Additionally, there was a decrease in the average balance of loans receivable. The net interest margin for the 2018 quarter was 3.15%, compared to 3.34% for the same period in the prior year. Net interest income was $22.1 million for the nine months ended September 30, 2018, compared to $18.0 million for the nine months ended September 30, 2017, due primarily to the inclusion of Allegheny Valley Bank for the full nine months in the current year period. The net interest margin for the nine months ended September 30, 2018 was 3.22%, compared to 3.19% for the same period in the prior year.

The provision for loan losses recorded for the three months ended September 30, 2018 was $223,000 compared to $100,000 for the three months ended September 30, 2017. A provision of $398,000 was recorded for the nine months ended September 30, 2018, compared to $267,000 for the nine months ended September 30, 2017. Non-performing loans at September 30, 2018 were $2.5 million, or 0.34% of total loans compared to $2.9 million, or 0.39% of total loans at December 31, 2017.

Noninterest income totaled $1.2 million for the quarter ended September 30, 2018 compared to $1.0 million for the quarter ended September 30, 2017. The increase was primarily the result of net gains on the sale of equity securities offset in part by net equity security fair value adjustment losses recorded during the quarter. Noninterest income was $3.5 million for the nine months ended September 30, 2018 compared to $2.8 million for the 2017 period. The increase was primarily due to net gains on the sale of equity securities, increased service charges on deposit accounts and higher investment management fees.

Noninterest expenses totaled $5.3 million for the quarter ended September 30, 2018, compared to $5.8 million for the quarter ended September 30, 2017. The decrease is primarily due to a decrease in compensation and employee benefits. For the nine months ended September 30, 2018, noninterest expenses totaled $16.4 million compared to $13.3 million, excluding merger expenses, for the nine months ended September 30, 2017. The nine month period in 2017 included merger expenses totaling $3.1 million. The increase in noninterest expenses for the nine month period was primarily due to the inclusion of Allegheny Valley Bank operations for the full nine month period in the current year.

Standard AVB Financial Corp., with total assets of $982.7 million at September 30, 2018, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard AVB Financial Corp. (1)
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

OPERATIONS DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Interest and Dividend Income	$9,201	$9,083	$27,434	$21,544
Interest Expense	1,936	1,446	5,376	3,562
Net Interest Income	7,265	7,637	22,058	17,982
Provision for Loan Losses	223	100	398	267
Net Interest Income after Provision for Loan Losses	7,042	7,537	21,660	17,715
Noninterest Income	1,161	1,016	3,546	2,795
Noninterest Expenses	5,310	5,756	16,445	13,263
Merger Expenses	-	-	-	3,089
Income before Income Tax Expense	2,893	2,797	8,761	4,158
Income Tax Expense	513	861	1,727	1,274
Net Income	$2,380	$1,936	$7,034	$2,884

Earnings Per Share - Basic	$0.51	$0.42	$1.52	$0.75
Earnings Per Share - Diluted	$0.50	$0.41	$1.48	$0.73
Annualized Return on Average Assets	0.97%	0.78%	0.96%	0.48%
Average Assets	$977,479	$979,563	$979,266	$808,473
Annualized Return on Average Equity	6.99%	5.79%	7.02%	3.45%
Average Equity	$134,996	$132,691	$134,012	$111,745
Efficiency Ratio	61.56%	63.77%	62.61%	61.92%
Net Interest Spread	2.85%	3.13%	2.95%	3.01%
Net Interest Margin	3.15%	3.34%	3.22%	3.19%

FINANCIAL CONDITION DATA:	September 30,	December 31,
	2018	2017
Total Assets	$982,656	$972,600
Cash and Cash Equivalents	34,621	16,265
Investment Securities	146,348	133,938
Loans Receivable, Net	727,943	747,035
Deposits	725,364	694,846
Borrowed Funds	117,158	138,913
Total Stockholders' Equity	135,314	133,972

Book Value Per Share	$28.16	$27.97
Tangible Book Value Per Share	$22.22	$21.87

Allowance for Loan Losses	$4,539	$4,127
Non-Performing Loans	$2,488	$2,926
Allowance for Loan Losses to Total Loans	0.62%	0.55%
Allowance for Loan Losses to Non-Performing Loans	182.44%	141.05%
Non-Performing Assets to Total Assets	0.31%	0.34%
Non-Performing Loans to Total Loans	0.34%	0.39%

(1) Financial highlights are for the three and nine months ending September 30, 2018 and September 30, 2017, respectively. Financial results for the nine months ended September 30, 2017 are reflective of Standard Financial Corp. only through April 7, 2017 and of Standard AVB Financial Corp., which includes the acquisition of Allegheny Valley Bancorp, Inc., subsequent to that date.

STANDARD AVB FINANCIAL CORP.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

EXPLANATION OF OUR USE OF NON-GAAP MEASURES

In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this exhibit contains, certain non-GAAP financial measures, such as net income excluding merger-related expenses, earnings per share excluding merger-related expenses, returns on average assets excluding merger-related expenses and returns on stockholders’ equity excluding merger-related expenses. We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitate comparisons with the performance of others in the financial service industry.

Although we believe that the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP follows.

Standard AVB Financial Corp.
Reconciliation of Certain Non-GAAP Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017

Net Income (GAAP)	$2,380	$1,936	$7,034	$2,884
After tax merger-related expenses (GAAP)	-	-	-	2,070
Net income, excluding merger-related expenses	$2,380	$1,936	$7,034	$4,954

Earnings Per Share - Basic
GAAP	$0.51	$0.42	$1.52	$0.75
Excluding merger-related expenses	n/a	n/a	n/a	$1.30

Earnings Per Share - Diluted
GAAP	$0.50	$0.41	$1.48	$0.73
Excluding merger-related expenses	n/a	n/a	n/a	$1.26

Average Assets (GAAP)	$977,479	$979,563	$979,266	$808,473

Return on Average Assets
GAAP	0.97%	0.78%	0.96%	0.48%
Excluding merger-related expenses	n/a	n/a	n/a	0.82%

Average Equity (GAAP)	$134,996	$132,691	$134,012	$111,745

Return on Average Equity
GAAP	6.99%	5.79%	7.02%	3.45%
Excluding merger-related expenses	n/a	n/a	n/a	5.93%